                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE
August 1, 2000

                                    Contact:          Martin A. Durant
                                                      Chief Financial Officer
                                                      Carmike Cinemas, Inc.
                                                      (706) 576-3416

                                                      Suzanne D. Brown
                                                      Investor/Public Relations
                                                      (706) 576-2737

                  Carmike Cinemas Announces that Senior Lenders
                             Block Interest Payment

         Carmike Cinemas, Inc. (NYSE:CKE) announced today that the agent under each of the Company's bank credit facilities has delivered Payment Blockage Notices to the Company and the indenture trustee of the Company's 9-3/8% Senior Subordinated Notes due 2009 (the "Notes"), prohibiting the payment by Carmike of the semi-annual interest payment of approximately $9 million due to the holders of the Notes on August 1, 2000. The notices, which could prohibit Carmike from making any payments on the Notes for a period of up to 179 days, were delivered as a result of the Company's technical noncompliance with formula-based financial covenants which require that certain specified ratios be maintained. These covenants are included in each of the Company's $200 million Amended and Restated Credit Agreement dated as of January 29, 1999 (as amended, the "Revolving Credit Agreement") and the Company's Term Loan Credit Agreement dated February 25, 1999 (as amended, the "Term Loan Agreement" and, with the Revolving Credit Agreement, the "Bank Facilities") and a $75 million master lease facility (collectively, the "Credit Facilities"). On July 25, 2000, the agent under the Bank Facilities delivered a notice of default to the Company that declares an event of default under the Bank Facilities based upon the technical noncompliance with financial covenants and expressly reserves the lenders' respective rights and remedies under the Bank Facilities. The notice of default is not an acceleration of the maturity of the Company's debt obligations under the Bank Facilities. The Company is current in all its payment obligations under the Credit Facilities.

         The Company has been engaged in active discussions with its lenders regarding obtaining a waiver of the covenant noncompliance and restructuring of the Credit Facilities. However, no assurances can be given that any such waiver will be received or that the financial covenants will be renegotiated on terms that will allow the Company to achieve current and future compliance and allow the payment of semiannual interest to noteholders. Martin A. Durant, Carmike's Chief

Financial Officer, stated that "based on what we believe are conservative assumptions, Carmike should be able to continue to generate positive cash flow and meet all of its current debt obligations during the next 12 to 24 months. We are not currently experiencing liquidity problems, and we are hopeful that our bank lenders will work with us to establish reasonable covenants that are more consistent with the economic downturn in our industry and the Company's expected financial performance." In that context, he noted that the Company has been and is taking actions to ensure its ongoing ability to cover scheduled debt service, including the elimination of new movie theatre development, curtailment of renovation and expansion of existing theatres and theatre acquisitions, increased management control over expenditures, aggressive marketing of surplus assets, and evaluations of alternative capital sources, as well as pursuing debt restructuring with the current lenders. Mr. Durant pointed out that, as a result of the covenant noncompliance, all debt outstanding under the Company's Bank Facilities as of June 30, 2000 that is potentially due beyond one year has been reclassified from long-term debt to current debt on the Company's financial statements.

         Michael W. Patrick, Carmike's President and CEO, said, "We are very disappointed with our lenders' decision to issue a payment blockage notice with regard to our Notes." He noted that the competitive dynamics in the marketplace which led to unprecedented theatre development of megaplexes during the latter half of the 1990s have left exhibitors with highly leveraged balance sheets. "This highly leveraged environment, which reflects increasingly costly theatre improvements such as stadium seating, digital surround sound and other state-of-the-art features, leaves all of us in the industry particularly vulnerable to adverse conditions which negatively impact working capital and makes compliance with financial formula covenants under bank credit agreements difficult. For example, during the last three weeks in June we saw a sharp downturn in box office receipts as a result of unexpectedly weak and disappointing film performance as compared to the prior year," he noted. Mr. Patrick also stated that, "While we are continuing to actively negotiate with the bank lenders, the Company is considering all of the options available to it."

                                      -2-